DOCASA, Inc. Comments on Recent Unrelated Promotional Activity

Schaumburg, Illinois, July 19, 2018. DOCASA, Inc. (OTCQB: DCSA) was been notified by OTCMarkets on July 17, 2018 regarding certain stock promotion that was performed in relating to the Company. This press release is intended to comment on the inquiry by OTCMarkets.

To date, the Company’s last press release and/or information disclosed to the public, with exception to the Form 8-K, the Form 10-Q and the Form 10-K, was in August 2017. The Company has no involvement with any stock promotion performed by third parties. The Company, including management, was unaware of the stock promotion until notified by OTCMarkets on or about July 5, 2018.

The Company’s common stock, as traded, until July 5, 2018 (from September 1, 2016 when the reverse merger occurred, and current management was appointed), traded only approximately 748,611 shares of common stock over 462 trading days, or approximately 1,620 shares of common stock per day. Of the approximately 748,611 shares of common stock traded, approximately 108,342 (or 14.5%) shares were traded in a three-day period (August 29 – 31, 2017). Beginning on July 5, 2018, the common stock of the Company began trading at higher levels without any inducement by the Company and/or its officers or directors. The total for July 5, 2018 through July 17, 2018 was 826,708 shares of common stock, or approximately 91,857 shares per day, which is approximately 56.7 times higher than the historical trading.

The Company was initially notified by OTCMarkets about the stock promotion performed by an unrelated third party. According to the copy of the stock promotion provided for review by OTCMarkets to the Company, the web site releasing the stock promotion was www.thewolfofpennystocks.com. The Company has reviewed the release and determined that the unknown author of the release utilized certain information that was disclosed in certain filings by the Company on its Forms 8-K, 10-Q and 10-K and from the Company’s website. Other information appears to be the unrelated research performed by the author. The information, which the Company does not have any verification of the added material, believes that the press release correctly states facts previously disclosed to the public, along with other statistics, appear to be factual. On July 17, 2018, an unrelated party, without interaction with the Company and/or management, released a new stock promotion, titled “This Coffee Company Could Be The Next Big Player!” as posted on www.wallstdepot.com. The stock promotion has very limited information but is factual to the best of the Company’s knowledge. The stock promotion had a link, to what is believed to be the Company’s web site. As of 8:00 PM CDT on July 17, 2018, the link did not work. On July 17, 2018, stock promotion material titled “Global Coffee Demand is Suddenly Rising Fast!” was released on www.undiscoveredmarket.com. This document extracted pictures and language from the Company’s previous filings. All quotes in this article were in prior filings and are not new nor were there inclusion in this document done with the permission or knowledge of the Company and/or the person being quoted. Other unverifiable statements regarding the broader market were included by the author. The information, with exception to the unverifiable statements, which appear to be legitimate, are believed to not be misleading.

The Company, its officers and directors, were not involved, directly or indirectly, with the creation, distribution, or payment of the promotional materials.

The materials and related statements made in the promotional activities do not appear to be materially false and/or misleading.

After inquiry of management, none of the directors and control persons, its officers, directors, any controlling shareholders (defined as shareholders owning 10% or more of the Company’s securities), or any third-party service providers have not, directly or indirectly, been involved in any way (including payment of a third-party) with the creation, distribution, or payment of promotional materials related to the Company and its security.

After inquiry, none of the management, the directors, control persons, and any third-party service providers, the Company, its officers, directors, any controlling shareholders, or any third-party service providers have sold or purchased the Company’s securities within the past 90 days.

There are no third-party providers engaged by the Company to provide investor relations services, public relations services, marketing, or other related services including the promotion of the Company or its securities in the last twelve months.

The Company has not at any point issued shares or convertible instruments allowing conversion to equity securities at prices constituting a discount to the current market rate at the time of the issuance.

-ENDS-

About DOCASA, Inc.

DOCASA, Inc. is focused on the investment in a rapidly growing specialty coffee markets in the United Kingdom and the United States. Through its subsidiary, Department of Coffee and Social Affairs Limited, headquartered in London, England, it has established and is growing an award-winning market leading UK specialty coffee shop and online retail business. DOCASA is also pursuing the franchising and/or licensing of its branded shops and premium product offering outside of the UK to countries where the premium coffee market is rapidly expanding. DOCASA continues to review opportunities in the broader international coffee market.

For additional information, please contact:

DOCASA, Inc.

info@docasainc.com

Forward looking statement:

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. The economic, competitive, governmental, technological and other factors identified in the Company's previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.